Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-275632 and 333-288199) and Form S-8 (Nos. 333-233878, 333-256014, 333-264867, 333-272038, 333-279356 and 333-287438) of Exagen Inc. of our report dated March 10, 2026, relating to the financial statements which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Diego, California
March 10, 2026